SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Plato Learning, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Fellow Stockholders:

Our directors and officers join me in extending a cordial invitation to attend the Annual Meeting of Stockholders of PLATO Learning, Inc., (the “Company”), a Delaware corporation, at 12:00 noon (CST) on Tuesday, March 4, 2003, at the Radisson Hotel South and Plaza Tower, 7800 Normandale Boulevard, Minneapolis, Minnesota 55439-3145.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describes the business to be transacted at the meeting. We also plan to review the status of our business at the meeting.

At last year’s Annual Meeting over 90% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend the meeting. Regardless of the number of shares you own, your vote is important. In order to insure that you will be represented, we ask you to please complete, sign and date the enclosed proxy card and return it promptly. This will not limit your right to vote in person or to attend the Annual Meeting.

Our Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year 2002 are enclosed with this mailing.

The continuing interest of the stockholders in our business is gratefully acknowledged and we look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ John Murray
John Murray
President and
Chief Executive Officer

January 31, 2003

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 4, 2003

To Our Stockholders:

The Annual Meeting of Stockholders of PLATO Learning, Inc. (the “Company”) will be held at 12:00 noon (CST) on Tuesday, March 4, 2003, at the Radisson Hotel South and Plaza Tower, 7800 Normandale Boulevard, Minneapolis, Minnesota 55439-3145 for the purpose of considering and voting on the following matters:

1.	To elect one director to the Board of Directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending October 31, 2003.

3.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on January 8, 2003 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

BY THE ORDER OF THE BOARD OF DIRECTORS,

/s/ Steven R. Schuster
Steven R. Schuster
Corporate Secretary

January 31, 2003

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

PROXY STATEMENT
Annual Meeting and Proxy Solicitation Information

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, March 4, 2003 at 12:00 noon (CST) at the Radisson Hotel South and Plaza Tower, 7800 Normandale Boulevard, Minneapolis, Minnesota 55439-3145, and at any adjournment thereof, for the purpose set forth in the Notice of Annual Meeting of Stockholders.

Who Can Vote

Only the holders of our common stock whose names appear of record on our books at the close of business on January 8, 2003 are entitled to vote at the Annual Meeting. At the close of business on January 8, 2003, a total of 16,750,223 shares of common stock were outstanding. Each holder of common stock is entitled to one vote for each share held. Stockholders do not have the right to vote cumulatively as to any matter.

Voting

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election we have appointed for the Annual Meeting, and the number of stockholders present in person or by proxy will determine whether or not a quorum is present. The affirmative vote of a majority of shares present or represented and entitled to vote on each Proposal is required for approval. If a broker indicates on the proxy that it does not have discretionary authority from the beneficial owner of the shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

A stockholder may, with respect to the election of directors in Proposal 1, (i) vote “FOR” the election of the named director nominee, or (ii) “WITHHOLD” authority to vote for the named director nominee. A stockholder may, with respect to Proposal 2, (i) vote “FOR” such proposal, (ii) vote “AGAINST” such proposal, or (iii) “ABSTAIN” from voting on such proposal. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented and entitled to vote on a proposal. Therefore, since approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote, abstentions have the same effect as a vote “against” this proposal.

Shares of common stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is made in a signed proxy, the proxy will be voted “FOR” the election of the named director nominee in Proposal 1 and “FOR” Proposal 2. A stockholder may revoke his or her proxy at any time before it is voted by delivering to any officer of the Company a written notice of termination of the proxy’s authority, by filing with an officer of the Company another proxy bearing a later date before the Annual Meeting, or by appearing and voting at the Annual Meeting. Attendence at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. This Proxy Statement and the form of proxy enclosed are initially being mailed on or about January 31, 2003.

Other

We will pay any expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, telecommunications, or personal calls.

Our 2002 Annual Report to Stockholders and our Annual Report on Form 10-K, including financial statements, are being furnished to each stockholder with this Proxy Statement. Additional copies of our Annual Report on Form 10-K will be provided without charge upon written request directed to Investor Relations, PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information provided to the Company, as of January 8, 2003, as to the beneficial ownership of our common stock by (i) the Named Executive Officers (as defined elsewhere in this Proxy Statement) and Directors, (ii) all current Directors and Executive Officers as a group, and (iii) each person known to be the beneficial owner of more than 5% of our common stock:

	Amount and Nature of Beneficial Ownership (1)

		Shares Issuable
	Shares	Upon Exercise		Ownership
Beneficial Owners	Owned	of Options (2)	Total	Percentage

Named Executive Officers:
John Murray	33,712	198,221	231,933	1.4%
John M. Buske	5,866	29,999	35,865	0.2%
Robert M. Kilgarriff	—	10,554	10,554	0.1%
Gregory J. Melsen	—	6,666	6,666	0.0%
John C. Super	7,184	65,001	72,185	0.4%

Directors:
Joseph E. Duffy	—	17,000	17,000	0.1%
Ruth L. Greenstein	—	18,350	18,350	0.1%
Thomas G. Hudson	—	17,000	17,000	0.1%
John L. Krakauer	44,712	31,822	76,534	0.5%
Gen. Dennis J. Reimer USA (Ret.)	2,333	47,101	49,434	0.3%
Arthur W. Stellar, Ph.D	3,500	36,917	40,417	0.2%

All Current Directors and Executive Officers as a Group (13 individuals)	98,880	506,077	604,957	3.5%

5% Holders:
Kopp Investment Advisors, Inc. (3)	2,052,031	—	2,052,031	12.3%
Royce & Associates, LLC (4)	1,736,700	—	1,736,700	10.4%
SAFECO Asset Management (5)	1,511,866	—	1,511,866	9.0%
Kern Capital Management, LLC (6)	1,149,495	—	1,149,495	6.9%
Zurich Scudder Investments, Inc. (7)	1,093,124	—	1,093,124	6.5%
ING Bank N.V. (8)	997,668	—	997,668	6.0%

(1)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days of January 8, 2003 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 16,750,223 shares of our common stock outstanding as of January 8, 2003.

(2)	Represents shares which the Named Executive Officers, Directors and other executive officers may acquire within 60 days from January 8, 2003 pursuant to the exercise of stock options.

(3)	Based on information in Schedule 13G/A, dated January 22, 2003 and filed with the Securities and Exchange Commission, indicating that Kopp Investment Advisors, Inc. and related entities are the beneficial owners of 2,052,031 shares, possess sole voting power with respect to 962,200 shares, sole dispositive power with respect to 710,000 shares, and shared dispositive power with respect to 1,342,031 shares. The business address of Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(4)	Based on information in Schedule 13G, dated January 9, 2003 and filed with the Securities and Exchange Commission, indicating that Royce & Associates, LLC is the beneficial owner of, and possesses sole voting and sole dispositive powers with respect to, 1,736,700 shares. The business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(5)	Based on information in Schedule 13G/A, dated January 18, 2002 and filed with the Securities and Exchange Commission, indicating that SAFECO Asset Management Company and related entities are the beneficial owners of, and possess shared voting and shared dispositive powers with respect to, 1,511,866 shares. The business address of SAFECO Asset Management Company is 601 Union Street, Suite 2500, Seattle, WA 98101.

(6)	Based on information in Schedule 13G, dated February 14, 2002 and filed with the Securities and Exchange Commission, indicating that Kern Capital Management LLC is the beneficial owner of 1,149,495 shares, possesses sole voting power with respect to 1,106,830 shares and sole dispositive power with respect to 1,149,495 shares. The business address of Kern Capital Management LLC is 114 West 47th Street, Suite 1926, New York, NY 10036.

(7)	Based on information in Schedule 13G, dated February 1, 2002 and filed with the Securities and Exchange Commission, indicating that Zurich Scudder Investments, Inc. is the beneficial owner of 1,093,124 shares, possesses sole voting power with respect to 810,050 shares, shared voting power with respect to 13,309 shares and sole dispositive power with respect to 1,093,124 shares. The business address of Zurich Scudder Investments, Inc. is 345 Park Avenue, New York, NY 10154.

(8)	Based on information in Schedule 13G, dated June 20, 2002 and filed with the Securities and Exchange Commission, indicating that ING Bank N.V. and related entities are the beneficial owners of, and possess sole voting power and sole dispositive power with respect to, 997,668 shares. The business address of ING Bank N.V. is 520 Madison Avenue, 8th Floor, New York, NY 10022.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) consists of eight persons (each a “Director”) and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Vacancies on the Board may be filled only by persons elected by a majority of the remaining Directors. A Director elected by the Board to fill a vacancy, including a vacancy created by an increase in the number of Directors, shall serve for the remainder of the full term of the class in which the vacancy occurred and until such Director’s successor is elected and qualified.

William R. Roach, a Director since 1989, resigned from the Board on January 4, 2003. Mr. Roach was scheduled to retire from the Board on March 4, 2003. At present, no person has been nominated by the Board to fill the vacancy created by Mr. Roach’s resignation. Accordingly, effective upon Mr. Roach’s resignation, the Board was reduced in size from eight persons to seven persons.

John L. Krakauer, a Director since 1993, will retire from the Board on March 4, 2003. Mr. Krakauer has agreed to serve as a non-voting consultant to the Board until a replacement is elected to the Board or until December 31, 2003, whichever occurs first. Mr. Krakauer’s compensation as a consultant will be comparable to that of a Director. Effective upon Mr. Krakauer’s retirement, the Board will be reduced in size from seven persons to six persons.

John Murray has been designated to become a Class I Director and, if re-elected, will serve three years until the 2006 Annual Meeting or until a successor has been elected and qualified. The current Class II and III Directors will continue in office until the 2004 and 2005 Annual Meetings, respectively.

Directors are elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of the shares entitled to vote in the election represented in person or by proxy. Thus, assuming a quorum is present, the person receiving the greatest number of votes will be elected to serve as a member of the Board. Accordingly, abstentions and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If the nominee should be unable or unwilling to serve as a Director, an event that is not anticipated, the proxies will be voted for a substitute nominee designated by the Board.

The following sets forth information as to the nominee for election and each of the Directors continuing in office.

NOMINEE FOR DIRECTOR
Class I – Serving Until 2006 Annual Meeting

John Murray
Age:	47
Director Since:	2000
Principal Occupation:	President and Chief Executive Officer PLATO Learning, Inc.

Recent Business Experience:	Mr. Murray was elected to the Board of Directors on January 31, 2000. He has been Chief Executive Officer of the Company since November 2000. From January 2000 to November 2000, he was President, Chief Operating Officer and Acting Chief Financial Officer. From October 1998 to January 2000, he was Executive Vice President and Chief Financial Officer. From October 1997 to October 1998, Mr. Murray

served as Senior Vice President, Operations and from April 1996 to October 1997, he served as Vice President, Product Development. From November 1994 to March 1996, he was Vice President, Aviation Sales & Operations and from 1991 to 1994, he was Vice President, Eastern Aviation Sales & Operations. Mr. Murray joined the Company in 1989 as Managing Director of the Company’s United Kingdom subsidiary.

The Board of Directors recommends that stockholders vote “FOR” the nominee in Proposal 1. Unless otherwise indicated, proxies solicited by the Board will be voted for the Class I nominee for the Board of Directors named above.

DIRECTORS CONTINUING IN OFFICE
Class II – Serving Until 2004 Annual Meeting

Ruth L. Greenstein
Age:	56
Director Since:	2002
Principal Occupation:	Vice President, Finance and Administration Institute for Defense Analyses

Recent Business Experience:	Since June 1990, Ms. Greenstein has served as Vice President, Finance and Administration at the Institute for Defense Analyses, a research and development corporation. From February 1984 to May 1990, she was employed at Genex Corporation and served as Vice President, Treasurer and Chief Financial Officer from 1985 to 1987 and from 1989 to 1990, and as General Counsel and Secretary from 1987 to 1990.

Arthur W. Stellar, Ph.D.
Age:	55
Director Since:	2000
Principal Occupation:	President and Chief Executive Officer High/Scope Educational Research Foundation

Recent Business Experience:	Dr. Stellar was appointed as President and Chief Executive Officer of the High/Scope Educational Research Foundation (a research, development, training and public advocacy organization) in January 2001. From July 1996 until his recent appointment, Dr. Stellar served as the Superintendent of the Kingston City Schools in New York. Previously he served as Superintendent in various school districts located in several different states.

Class III – Serving Until 2005 Annual Meeting

Joseph E. Duffy
Age:	46
Director Since:	2002
Principal Occupation:	Senior Vice President, Health Industries Oracle Corporation

Recent Business Experience:	Mr. Duffy joined Oracle Corporation, an e-business and database solutions company, in 1987. Since June 2002, he has served as Senior Vice President, Health Industries and from June 2000 to June 2002, he was Senior Vice President for Healthcare and Higher Education Sales. From January 1997 to June 2000, Mr. Duffy served as Group Vice President for Oracle Service Industries and Group Vice President of Government Sales. Previously, Mr. Duffy served as Vice President of DoD Sales, from June 1991 to January 1997, and Director of National Accounts for the U.S. Navy from June 1987 to June 1991.

Thomas G. Hudson
Age:	56
Director Since:	2002
Principal Occupation:	Chairman of the Board, President and Chief Executive Officer Computer Network Technology Corporation

Recent Business Experience:	Mr. Hudson has served as President and Chief Executive Officer of Computer Network Technology Corporation, a storage area networking products and services company, since July 1996. He has served as Chairman of the Board since May 1999. From 1993 to 1996, Mr. Hudson served as Senior Vice President of Corporate Development at McGraw-Hill Companies, and also served as General Manager of the company’s F.W. Dodge division. From 1968 to 1993, he served in various management positions, including Vice President of the Services Sector division at IBM Corporation.
Other Directorships:	Computer Network Technology, Lawson Software, Ciprico

General Dennis J. Reimer USA (Ret.)
Age:	63
Director Since:	2000
Principal Occupation:	Director of the National Memorial Institute for the Prevention of Terrorism

Recent Business Experience:	General Reimer has served as the Director of the National Memorial Institute for the Prevention of Terrorism since April 2000. He served in the United States Army from 1962 until his retirement in August 1999. General Reimer was the U.S. Army’s Chief of Staff from June 1995 until his retirement. He previously held several command assignments.
Other Directorships:	DRS Technologies and Microvision

For the remainder of this Proxy Statement, unless otherwise stated, the years 2002, 2001 and 2000 refer to our fiscal years ended October 31, 2002, 2001 and 2000, respectively.

DIRECTOR COMPENSATION

In 2002, Directors who were not employees or affiliates of the Company were eligible to receive grants of options to acquire shares of our common stock as follows: 13,500 options upon initial election to the Board and 6,750 options on the Annual Meeting date for service in the prior fiscal year (including Directors who retire or do not stand for re-election). In addition, for service in the current fiscal year, Directors receive 3,500 options, the Chairman of the Board receives 3,500 options, and Committee Chairs receive 1,350 options. The Chairman of the Board has the option to recommend additional grants based on Company performance and the achievement of goals. All options will be granted at the fair market value of our common stock on the date of grant, vest immediately and expire ten years following the date of grant.

In 2002, Directors who were not employees or affiliates of the Company received options to acquire 113,050 shares of our common stock at an exercise price of $17.00 per share.

All travel and business expenses relating to meetings attended and the conduct of business on behalf of the Company are reimbursed. Directors who are employees or affiliates of the Company receive no additional compensation for their services as a Director.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held seven meetings in 2002. Each of our current Directors attended at least 75% of the meetings held during the period they served as Director, except for Mr. Hudson, who attended 67%, and Mr. Stellar, who attended 57%. In addition, the Board passed six resolutions by written consent in 2002.

The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of our current Directors attended at least 75% of the committee meetings of which they were members.

The Audit Committee, consisting of Ms. Greenstein (Chair), Messrs. Duffy and Krakauer, and General Reimer, met five times in 2002. The Audit Committee reviews the results and scope of the audit and other services provided by our independent accountants, and recommends the appointment of independent accountants to the Board. The Audit Committee has adopted a written Audit Committee Charter that was included with our 2001 Proxy Statement.

The Compensation Committee, consisting of Mr. Krakauer (Chair) and Messrs. Hudson and Stellar, met four times in 2002. The Compensation Committee administers and makes awards under our stock option and stock incentive plans and also studies and recommends the implementation of all compensation programs for our directors and executive officers.

The Nominating and Corporate Governance Committee, consisting of General Reimer (Chair), Ms. Greenstein, and Messrs. Krakauer and Murray, met five times in 2002. The Nominating and Corporate Governance Committee establishes corporate governance principles, evaluates qualifications and candidates for positions on the Board, nominates new and replacement members for the Board and recommends Board committee composition. The Nominating and Corporate Governance Committee will consider nominees for the Board by stockholders that are proposed in accordance with the advance notice procedures in our bylaws. In addition, the Nominating and Corporate Governance Committee facilitates an annual evaluation by Board members of the Board and individual director performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee members are employees or executive officers of the Company. None of our directors or executive officers is a director or executive officer of any other company that has a director or executive officer who is also a director of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report is submitted by Messrs. Krakauer and Hudson and Dr. Stellar in their capacity as the Board of Directors’ Compensation Committee and addresses the Company’s compensation policies for 2002 as they affected the Chief Executive Officer (the “CEO”) and the other executive officers of the Company (including the Named Executive Officers, as defined elsewhere in this Proxy Statement).

Compensation Philosophy

The Company’s compensation philosophy, as developed under the supervision of the Compensation Committee, is highly incentive oriented, particularly for executive officers. The goals of the executive compensation program are to attract, retain, and reward executive officers who contribute to Company success. Compensation opportunities are aligned with our business objectives. The compensation programs are designed to motivate executive officers to meet annual corporate performance goals and enhance long-term stockholder value.

In designing and administering the individual elements of the executive compensation program, the Compensation Committee strives to balance short and long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance, and determining incentive awards.

Overview of Executive Compensation Policy

The executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. Accordingly, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to our success in meeting specified performance goals. The overall objectives of this strategy are to motivate the CEO and executive officers to achieve the goals inherent in the Company’s business strategy, to link executive and stockholder interests through equity-based plans to maintain a high quality core of executives, and finally, to provide a compensation package that recognizes individual contributions, as well as overall business results.

The Compensation Committee receives the recommendations of the CEO for the compensation to be paid to executive officers, including the Named Executive Officers, and after due deliberation determines the compensation of such executive officers and the CEO. This process is designed to ensure consistency throughout the executive compensation program. The key elements of the executive compensation program consist of base salary, annual cash incentive compensation and stock option incentives.

The Compensation Committee believes the CEO’s compensation should be heavily influenced by Company performance, including the achievement of long-term strategic objectives, profitable growth and increased stockholder value. Therefore, although there is necessarily some subjectivity in setting the CEO’s base salary, major elements of the compensation package are directly tied to Company performance. The CEO’s annual salary was $263,815 in 2002.

The Compensation Committee’s policies with respect to each of the compensation program elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package provided, including group health and life insurance and participation in the Company’s 401(k) plan.

Base Salaries

Salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, as well as their contribution to the achievement of Company goals. The Committee believes that the Company generally establishes relatively conservative executive officer base salaries. These base salaries are reviewed annually by the Committee in view of overall Company performance and may be adjusted to reflect changes in responsibilities and the executive’s personal contribution to corporate performance.

Annual Cash Incentive Compensation

Annual cash incentive awards are intended to provide executive officers an additional incentive for achieving the annual performance goals established in the yearly business plan. Bonuses are based on the achievement of pre-established annual operating and financial goals and personal objectives, and commissions for sales executives are based on a percentage of revenues.

Stock Option Incentives

Stock options provide executives with the opportunity to build an equity interest in the Company and to share in the appreciation of the value of its common stock. Stock options are granted at the fair market value of the Company’s common stock on the date of the grant, are subject to vesting over three years, and only have future value for the executives if the stock price appreciates from the date of grant. Factors influencing stock option grants to executive officers include Company performance, the relative levels of responsibility, contributions to the Company’s business, and competitiveness with other growth-oriented companies. Stock options granted to executive officers are approved by the Committee. In 2002, stock options were granted to the CEO on December 4, 2001 as stated in his employment agreement, to the CEO and other executive officers on March 14, 2002 for the achievement of 2001 growth objectives, and to the CEO and other executive officers on September 10, 2002 as stated in their employment agreements.

Benefits

Benefits offered to executive officers are largely those that are offered to the general employee population, such as group health and life insurance coverage and participation in the Company’s 401(k) plan. These benefits are not tied directly to corporate performance.

The Compensation Committee believes that the Company’s executive compensation policies and programs serve the interests of the Company and its stockholders.

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

Mr. John L. Krakauer (Chair)
Mr. Thomas G. Hudson
Dr. Arthur W. Stellar

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information related to compensation paid to, or accrued by the Company on behalf of, (i) the Company’s Chief Executive Officer in 2002 and (ii) the four other most highly compensated executive officers of the Company who were serving as executive officers as of October 31, 2002 (together the “Named Executive Officers”).

					Long-Term
					Compensation
		Annual Compensation			Awards

					Securities
Name and Principal Position at				Other Annual	Underlying
10/31/2002	Year	Salary	Bonus	Compensation	Options (1)

John Murray	2002	$263,815	$73,333	$—	208,627
President and	2001	249,115	100,000	—	94,708
Chief Executive Officer	2000	202,116	215,000	—	83,333

John M. Buske	2002	188,923	36,667	—	40,000
Chief Operating Officer	2001	149,538	75,000	—	53,334
	2000	—	—	—	—

Robert M. Kilgarriff	2002	176,334	42,500	64,520	25,000
Executive Vice President,	2001	35,692	22,500	29,871	26,667
Sales and Marketing (2)	2000	—	—	—	—

Gregory J. Melsen	2002	123,577	30,000	—	50,000
Vice President, Finance and	2001	—	—	—	—
Chief Financial Officer (3)	2000	—	—	—	—

John C. Super	2002	148,642	30,000	—	20,000
Vice President, Strategic Planning	2001	139,745	20,000	—	22,001
	2000	131,410	22,500	—	9,333

(1)	None of the Named Executive Officers has been granted stock appreciation rights (“SARs”) or holds shares of restricted stock that are subject to performance-based conditions on vesting.

(2)	Mr. Kilgarriff was paid commissions (based on a percentage of revenue) of $64,520 and $29,871 in 2002 and 2001, respectively.

(3)	Mr. Melsen joined the Company in February 2002 at an annual salary of $170,000.

Option Grants in Last Fiscal Year

The following table provides information relating to grants of stock options to the Named Executive Officers during 2002. No stock appreciation rights (“SARs”) were granted to the Named Executive Officers in 2002 and none of the Named Executive Officers held SARs as of October 31, 2002.

	Number of	Percent of			Potential Realizable Value at
	Securities	Total Options			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for Option Term (2)
	Options Granted	Employees in	Price per	Expiration
Name	(1)	2002	Share	Date	5%	10%

John Murray	75,293	13.0%	$13.74	12/4/2011	$1,685,133	$2,683,297
	46,667	8.0%	17.00	3/14/2012	1,292,263	2,057,716
	86,667	14.9%	6.66	9/10/2012	940,202	1,497,112

John M. Buske	10,000	1.7%	17.00	3/14/2012	276,911	440,937
	30,000	5.2%	6.66	9/10/2012	325,455	518,230

Robert M. Kilgarriff	5,000	0.9%	17.00	3/14/2012	138,456	220,469
	20,000	3.4%	6.66	9/10/2012	216,969	345,487

Gregory J. Melsen	20,000	3.4%	16.68	3/12/2012	543,399	865,272
	30,000	5.2%	6.66	9/10/2012	325,455	518,230

John C. Super	5,000	0.9%	17.00	3/14/2012	138,456	220,469
	15,000	2.6%	6.66	9/10/2012	162,726	259,116

(1)	All options granted in 2002 were granted at 100% of the fair market value of our common stock on the date of grant. Options vest ratably over a three-year period beginning one year from the date of grant and expire ten years following the date of grant.

(2)	Assumes appreciation in value from the date of grant to the end of the option term at the indicated rate. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of our stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information related to the exercise of stock options during 2002 and the holdings of unexercised stock options at October 31, 2002 by the Named Executive Officers.

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options Held at		In-the-Money Options at
	Shares		October 31, 2002		October 31, 2002 (1)
	Acquired on
Name	Exercise	Value Realized	Exerciseable	Unexercisable	Exercisable	Unexercisable

John Murray	—	$—	112,013	299,543	$113,542	$75,756
John M. Buske	—	—	17,777	75,557	—	6,900
Robert M. Kilgarriff	—	—	8,888	—	42,779	4,480
Gregory J. Melsen	—	—	—	50,000	—	6,720
John C. Super	—	—	60,224	37,780	56,725	7,636

(1)	Values were calculated using a price of $6.89, the closing price of our common stock as reported on NASDAQ on October 31, 2002.

Other Compensation Arrangements

John Murray, the Company’s President and Chief Executive Officer entered into an Employment Agreement with the Company in June 2001. The agreement has a three-year term and is renewed annually. Among other things, this agreement provides for salary and bonus payments, as established by the Board of Directors, and grants of 86,667 stock options (based on continued employment) and 46,667 stock options (based on the achievement of annual performance goals) for each year of the agreement. If, during the term of the agreement, Mr. Murray is terminated without cause or resigns after a material adverse change or reduction in position or responsibilities, the agreement provides for salary payments for the remaining term of the agreement, pro rata bonus payments and stock option grants, as well as the immediate vesting of stock options. Mr. Murray also would be precluded from employment in any capacity, during the three years after termination of employment with the Company, in any business or activity competitive with the Company’s principal businesses. The total amount payable by the Company under this agreement is approximately $810,000.

The Named Executive Officers have each entered into an Employment Security Agreement (“Employment Security Agreement”) with the Company. If there is a change in control of the Company, the Employment Security Agreement provides for a lump sum cash payment to the Named Executive Officer as long as the Named Executive Officer is still employed by the Company. In addition, within twelve months after a change in control, if the Named Executive Officer’s employment is terminated without good cause or the Named Executive Officer should voluntarily terminate such employment with good reason, the Employment Security Agreement provides for severance payments equal to 12 to 24 months of current compensation. The following sets forth the potential cash payments to the Named Executive Officers as of October 31, 2002:

	Lump Sum	Severance	Severance
	Payment	Payments	Period

John Murray	$270,000	$540,000	24 months
John M. Buske	200,000	300,000	18 months
Robert M. Kilgarriff	180,000	270,000	18 months
Gregory J. Melsen	170,000	255,000	18 months
John C. Super	150,000	150,000	12 months

	$970,000	$1,515,000

William R. Roach, the Company’s former Chief Executive Officer, entered into a Severance and Non-Competition Agreement (the “Severance Agreement”) with the Company in September, 1989. Mr. Roach’s Severance Agreement provided for two years salary and benefits upon termination without cause or resignation after a material adverse change or reduction in position or responsibilities, and precludes employment in any capacity, during the two years after termination of employment with the Company, in any business or activity competitive with the Company’s principal businesses. In November 2000, Mr. Roach resigned from the offices of Chairman of the Board and Chief Executive Officer of the Company pursuant to an agreement (the “CEO Agreement”) that provided for, among other things, the continuation of his salary for two years (as provided in the Severance Agreement), continued coverage for two and one-half years under the Company’s group medical and dental plans and continued coverage for two years under the Company’s group life insurance plan. The CEO Agreement also provided for the payment of two years’ premiums on a term insurance plan (of which the Company is not the beneficiary), provision of office and secretarial services for six months and continuation of option vesting and exercise rights during the two years that he will continue to serve as a Director. Mr. Roach also received reimbursement for legal fees of $15,000 incurred by him in evaluating and negotiating the CEO Agreement. The total cash payments to Mr. Roach under the CEO Agreement were approximately $600,000 during the period from November 2000 through October 2002, including $240,430 in 2002. Mr. Roach resigned as a Director on January 4, 2003.

Stock Performance Graph

In accordance with Securities and Exchange Commission regulations, the following performance graph compares the cumulative total stockholder return on our common stock to the cumulative total return on the NASDAQ Composite Index and the weighted average return of a peer group (described below) for the five years ended October 31, 2002, assuming an initial investment of $100 and the reinvestment of all dividends.

The Company’s current peer group consists of the following companies with training and education operations: Lightspan, Inc., SkillSoft plc (formerly named SmartForce plc), and Apollo Group, Inc. The peer group prior to October 31, 2002 included Riverdeep Group plc. During 2002, Riverdeep Group plc was deregistered from NASDAQ and its stock is no longer publicly traded in the United States. Lightspan, Inc. has not been publicly traded for the entire five-year period, and they are reflected in the peer group beginning with October 31, 2000, as if the investment had occurred when they became publicly traded. Although the businesses of some of the companies in the current peer group include operations outside of the training and education industry, and/or serve markets different than those of the Company, we believe the selection of these companies for comparison purposes is reasonable.

	10/31/1997	10/31/1998	10/31/1999	10/31/2000	10/31/2001	10/31/2002

PLATO Learning	$100.0	98.2	70.7	326.5	252.2	122.4
Current Peer Group	100.0	69.3	59.2	99.9	83.3	95.1
NASDAQ	100.0	111.2	186.1	211.4	106.1	83.4

Report of the Audit Committee

In accordance with its written charter adopted by the Board of Directors (the “Board”) (a copy of which was attached to our 2001 Proxy Statement), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. All of the members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). In discharging its responsibilities for oversight of the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing any relationships between the accountants and the Company that might bear on the accountants’ independence consistent with the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the accountants any relationships that might impact the accountants’ objectivity and independence and satisfied itself as to the accountants’ independence. The Committee discussed and reviewed with the independent accountants the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent accountants’ audit of the financial statements for the year ended October 31, 2002. The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended October 31, 2002 with management and the independent accountants. Management has the responsibility for preparation of the Company’s financial statements and the independent accountants have the responsibility for the audit of those statements. Based upon the above-mentioned review and discussions with management and the independent accountants, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2002, for filing with the Securities Exchange Commission.

AUDIT COMMITTEE
Ms. Ruth L. Greenstein (Chair)
Mr. Joseph E. Duffy
Mr. John L. Krakauer
General Dennis J. Reimer

PROPOSAL 2
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has re-appointed the accounting firm of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending October 31, 2003. A proposal to ratify this appointment will be presented at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1992. A representative from PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if desired, and respond to appropriate questions from stockholders.

Stockholder approval of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our bylaws or otherwise. However, the Board is submitting the appointment of PricewaterhouseCoopers LLP to stockholders for approval as a matter of good corporate practice. Should stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

Audit Fees. The aggregate fees of PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2002 are estimated to be approximately $163,000, of which $66,000 were billed as of October 31, 2002.

Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not render any professional services for information technology services relating to financial information systems design and implementation for 2002.

All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for other professional services in 2002 were approximately $242,000. These fees consisted primarily of $189,000 for tax planning and compliance, $8,000 for services rendered in connection with registration statements, $17,000 for services rendered in connection with acquisitions, and $28,000 for services in connection with employee benefit plans.

The Audit Committee has determined the rendering of non-audit professional services by PricewaterhouseCoopers LLP, as identified in “All Other Fees” above, is compatible with maintaining the auditor’s independence.

If a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the appointment of PricewaterhouseCoopers LLP. Abstentions will have the same effect as votes against the appointment and non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

The Board of Directors recommends that stockholders vote “FOR” Proposal 2. Unless otherwise indicated, proxies solicited by the Board will be voted to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants.

OTHER INFORMATION

The Board of Directors knows of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% beneficial owners are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the company and written representations from the executive officers and directors, the company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during 2002.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. Our annual meeting for the fiscal year ending October 31, 2003, is expected to be held on or about March 2, 2004, and proxy materials in connection with that meeting are expected to be mailed on or about February 1, 2004. Except as indicated below, stockholder proposals prepared in accordance with the proxy rules and our bylaws must be received by us after September 1, 2003 and on or before October 1, 2003 to be included in next year’s proxy materials. Additionally, our bylaws establish an advance notice procedure with regard to certain business to be brought before an Annual Meeting of Stockholders and the nomination by stockholders of candidates for election as directors. If we receive notice of a stockholder proposal after December 15, 2003, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors for its 2004 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

BY THE ORDER OF THE BOARD OF DIRECTORS,

/s/ Steven R. Schuster
Steven R. Schuster
Corporate Secretary

PLATO Learning, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 4, 2003
12:00 noon

Radisson Hotel South
& Plaza Tower
7800 Normandale Boulevard
Minneapolis, MN 55439-3145

PLATO Learning, Inc. 10801 Nesbitt Avenue South Bloomington, MN 55437

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 4, 2003.

The shares of stock you own in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint John Murray, and/or Gregory J. Melsen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof.

See reverse for voting instructions.

Vote by mail:

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to PLATO Learning, Inc., c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

—Please detach here —

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Class I Director: 01John Murray	Vote FOR nominee		Vote WITHHELD from nominee
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending October 31, 2003.	For	Against	Abstain

In their discretion upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

I plan to attend the Annual Meeting in person.

Address Change? Mark Box.
Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.